Exhibit 99.1

BankAnnapolis Names Ron Voigt Senior Vice President and Chief Business
                          Development Officer


    ANNAPOLIS, Md.--(BUSINESS WIRE)--July 16, 2007--Richard M. Lerner, Chairman and CEO of BankAnnapolis, announced today that Ronald M. Voigt has joined the Bank as Senior Vice President and Chief Business Development Officer. In this position, Voigt will manage the Bank's sales efforts, supervising the people and processes responsible for developing, maintaining and expanding loan and deposit relationships with commercial customers.

    For the past 18 years, Voigt has worked at Bank of America or its predecessors, most recently as Business Banking Market Credit Officer for the Baltimore/Bay region, based out of the Church Circle office in Annapolis. In this position, Voigt managed nine business development officers with a credit portfolio of over $300 million. Last year, his team produced over $100 million in new credit and ranked 4th out of 16 markets in the Northeast region for Bank of America.

    Voigt started his career at Bank of America as a management associate after graduating from Virginia Polytechnic Institute and State University with a bachelor's degree in marketing and finance. He moved into business banking in 1993 and steadily advanced up the corporate ladder into positions of increasing managerial responsibility Born in Annapolis, Voigt, his wife and two daughters now reside in Bowie, Maryland.

    "In addition to his sales and sales management experience, Ron has an extensive credit background which makes him ideally suited for this important job," said Lerner. "He is a consummate professional with extremely impressive credentials. He knows and understands the market in which we operate, and most importantly, he is a strategic thinker who will undoubtedly play a pivotal role in helping to chart the future course of BankAnnapolis. We are delighted to welcome him to the senior management team and I personally look forward to working with him."

    "Joining BankAnnapolis is a great opportunity for me to take the experience that I have and really make a difference. It's a chance to get involved in a lot of areas and contribute in a way that generates tangible results," said Voigt. "It also provides me with the opportunity to get more involved in the community where I live and work. I look forward to contributing to the ongoing success of BankAnnapolis and to playing a major role in its continued growth."

    BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through seven community banking offices in Anne Arundel and Queen Anne's Counties in Maryland. The Bank's parent company, Annapolis Bancorp, Inc. (NASDAQ:ANNB), trades on the NASDAQ Capital Market under the ticker symbol "ANNB," and reported total assets of $347 million at March 31, 2007.

    CONTACT: BankAnnapolis
             Richard M. Lerner, 410-224-4455
             rlerner@bankannapolis.com